RESIGNATION LETTER

4 December 4, 2017

To the Shareholders and Board of Directors of
Alpha Energy, Inc.

Gentlemen:

This letter shall serve as notice that as of the date hereof, I hereby resign from my positions as Officer and Director of Alpha Energy, Inc. (the "Corporation"), effective immediately. My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies (including accounting or financial policies) or practices.

I hereby waive any right I have to any accrued by unpaid compensation and any other claim I may have against the Corporation.

Sincerely,

Karen Ziegler

Karen Ziegler